EXHIBIT 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of June 5, 2008 by and between Flotation Technologies, Inc., a Maine corporation (the “Company”), and David A. Capotosto (“Executive”).

RECITALS

The Company owns and operates a business which engineers, designs and manufacturers deepwater buoyancy systems, using high-strength Flotec syntactic foam and polyurethane elastomers (the “Business”) to customers worldwide. The Company desires to employ Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I
Term of Employment

1.01           Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive for the three-year period beginning on the date first written above (the “Commencement Date”) and ending on the third anniversary of the Commencement Date.

ARTICLE II
Duties

2.01(a) During the term of employment, Executive will:

(i)           Promote the interests, within the scope of his duties, of the Company and devote his full working time and efforts to the Company’s business and affairs;

(ii)           Serve as President of the Company, reporting directly to the Vice President of Operations of Deep Down, Inc., the sole shareholder of the Company (the “Parent”) or other person designated by the Parent; and

(iii)           Perform the duties and services consistent with the title and function of such office, including without limitation, those, if any, set forth in the bylaws of the Company or as specifically set forth from time to time by the Company’s Board of Directors (the “Board”).

(b)           Notwithstanding anything contained in clause 2.01(a)(i) above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of a passive investor (provided that he, collectively with his family and affiliated interests (or persons constituting a “group” under the federal securities laws) will not exceed 5% of any company’s voting securities); and (ii) engaging (not during normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s investments or engagement does not result in a violation of his covenants under this Section or Article VI hereof.

ARTICLE III
Base Compensation

3.01           The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of One Hundred Fifty Thousand ($150,000.00) per annum (the “Base”), payable in accordance with customary payroll procedures of the Company, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items.

3.02           Bonus.  In addition to the Base, the Company (a) shall pay to Executive a bonus (the “Non-Discretionary Bonus”) quarterly upon closing of the Company income and expense accounting for the quarter, equal to one percent (1%) of the Company’s net profit before interest, taxes, goodwill charges and any management fees charged by the Parent; and (b) may pay to the Executive a bonus (the “Discretionary Bonus”) (the Non-Discretionary Bonus and Discretionary Bonus are sometimes collectively referred to as the “Bonus”) of any amounts deemed reasonable and appropriate by the Company’s Board of Directors based on the quality and nature of Executive’s services and the performance of the Company during such year.

ARTICLE IV
Reimbursement and Employment Benefits

4.01           Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company and the Parent, including a Life Insurance Plan, Medical and Dental Insurance Plan, and a Long Term Disability Plan (the “Plans”). The Company shall pay 100% of all premiums with respect to Executive for such Plans. Executive may purchase additional insurance for members of his immediate family.

4.02           Vacation. Executive shall be entitled to five (5) weeks (200 hours) of vacation per year, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Except as set forth in the previous sentence, the Company’s standard policies and practices regarding vacation time will apply to Executive.

4.03           Performance Enhancing Items. Executive shall be entitled to receive from the Company a monthly car allowance of up to One Thousand Dollars ($1,000) per month.

4.04           Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies and further provided that Executive receives prior approval for all individual expenditures in excess of $500.

4.05           Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans, as are available from time to time to other key executive employees.

4.06           Common Stock Purchase Options, Upon closing of the purchase of 100% of the equity interests of the Company by the Parent, Executive will be issued an incentive stock option, as defined in the Internal Revenue Code of 1986, as amended, to purchase up to 200,000 common shares, par value $.001, of Parent.  The exercise price of the incentive stock options will be equal to the fair market value of Parent’s common stick, determined with reference to the price of the last sale of Parent common stock as reported by the Electronic Bulletin Board on the day of closing of the purchase and sale.  One-third of the original number of options may be exercised respectively on the first, second and third anniversary of the closing of the purchase and sale.  The options will expire three years and three months after the closing of the purchase and sale.

ARTICLE V
Termination

5.01           Events of Termination. This Agreement, Executive’s compensation under Article III, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Article V):

(a)	upon termination of this Agreement by the Executive without Good Reason;

(b)	upon the death of Executive;

(c)	upon the disability of Executive (as defined in Section 5.02);

(d)	for “Cause” (as defined in Section 5.03), immediately upon notice from the Company to Executive, or at such later time as such notice may specify; or

(e)	for “Good Reason” (as defined in Section [ ]) upon not less than thirty days’ prior notice from Executive to the Employer.

5.02           Definition of Disability.  For purposes of Section 5.01, Executive will be deemed to have a "disability" if, for physical or mental reasons, Executive is unable to perform the essential functions of  Executive's duties under this Agreement for 60 consecutive days, or 120 days during any twelve-month period, as determined in accordance with this Section 5.02. The disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor selected under this Section 5.02 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.02, and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive's legal guardian or duly authorized attorney-in-fact will act in Executive's stead, under this Section 5.02, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.02.

5.03           Definition of “Cause.”  The term “Cause” shall mean the following:

(a)           Any violation by Executive of any material provision of this Agreement (including without limitation any violation of any provision of Sections 6.01, 6.02 or 6.03 hereof any and all of which are material in all respects), upon notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(a), which breach, if capable of being cured, has not been cured to the Company’s sole and absolute satisfaction within 30 days after such notice (except for breaches of any provisions of sections 6.01, 6.02 or 6.03 which are not subject to cure or any notice);

(b)           Embezzlement by Executive of funds or property of the Company;

(c)           Habitual absenteeism, bad faith, fraud, refusal to perform his duties, gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, provided that the Company has given written notice of and an opportunity of not less than 30 days to cure such breach, which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(c), provided that no such notice or opportunity needs to be given if (x) in the judgment of the Company’s Board of Directors, such conduct is habitual or would unnecessarily or unreasonably expose the Company to undue risk or harm or (y) one previous notice had already been given under this section or under section (i) above; or

(d)           A felonious act, conviction, or plea of nolo contendere of Executive under the laws of the United States or any state (except for any conviction or plea based on a vicarious liability theory and not the actual conduct of the Executive).

5.04           Definition of “Good Reason.”  For purposes of Section 5.01(e), the phrase “Good Reason" means any of the following: (a) The Company’s material breach of this Agreement; (b) the assignment of Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Commencement Date; or (c) the relocation of the Company’s principal executive offices outside the Biddeford, Maine area; or (d) the requirement by the Company that Executive be based anywhere other than the Company’s principal executive offices, in either case without Executive's consent.

5.05           Termination Pay.  Effective upon the termination of this Agreement, the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.05 (the “Severance”). For purposes of this Section 5.05, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive's estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive's personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a)           Termination by Executive without Good Reason.  If Executive terminates this Agreement without Good Reason, the Company will pay Executive the full amount of unpaid Base compensation and accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the effective date of termination of this Agreement (the “Termination Date”).

(b)           Termination by Executive for Good Reason.  If Executive terminates this Agreement for Good Reason, the Company will pay Executive (i) the Executive's Base compensation for the remainder, if any, of the calendar month in which such termination is effective and for six (6) consecutive calendar months thereafter, and (ii) that portion of the Executive's Bonus, if any, for the fiscal year during which the termination is effective, prorated through the Termination Date.

(c)           Termination by the Company for Cause. If the Company terminates this Agreement for Cause, Executive will be entitled to receive his Base compensation only through the Termination Date, but will not be entitled to any Bonus for the fiscal year during which such termination occurs or any subsequent fiscal year.

(d)           Termination upon Disability.  If this Agreement is terminated by either party as a result of Executive’s disability, as determined under Section 5.02, the Company will pay Executive his Base compensation through the remainder of the calendar month during which such termination is effective, and for the lesser of (i) six (6) consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Company to the Executive.

(e)           Termination upon Death.  If this Agreement is terminated because of the Executive’s death, Executive will be entitled to receive his Base compensation through the end of the calendar month in which his death occurs, and that part of Executive’s Bonus compensation, if any, for the fiscal year during which his death occurs, prorated through the end of the calendar month during which his death occurs.

(f)           Benefits. If this Agreement is terminated pursuant to Sections 5.05(a), (b) or (d), Executive shall retain the benefits provided in Article IV of this Agreement for the lesser of (i) three months, or (ii) the remainder of the term of this Agreement as set forth in Section 1.01.

5.06           General.

(a)           Termination of this Agreement shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect.  Upon termination of this Agreement for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any Affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

(b)           The Severance shall be paid, at Company’s option, either (x) in a lump sum within ten (10) days after the Termination Date with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement or (y) as and when normal payroll payments are made. Executive expressly acknowledges and agrees that the payment of Severance to Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment or termination of Executive’s employment by the Company or relating to or arising out of this Agreement and the termination thereof, including, without limitation, those causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Civil Rights Act of April 9, 1866.1 42 U.S.C. §1981 et seq., the National Labor Management Relations Act, 29 U.S.C. §141 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and the Family Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. Notwithstanding the foregoing, Executive’s right to receive Severance Pay is contingent upon Executive not violating any of his on-going obligations under this Agreement.

5.07           Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.

ARTICLE VI
Covenants

6.01           Competition/Solicitation. (a) During the term of this Agreement and for a period of twenty-four (24) months after termination of this Agreement, regardless of the reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:

(i)           Conduct or engage in, or be interested in or associated with, any person or entity anywhere in North America (plus any such additional geographical markets to which the Company may have expanded during the course of Executive‘s employment) other than the Company and its affiliates which conducts or engages in the Business (plus any such additional product or service markets to which the Company may have expanded during the course of Executive‘s employment);

(ii)           Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date; or

(iii)           Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate his or her employment with the Company, or hire or engage as an independent contractor any such employee of the Company.

(b)           Notwithstanding the foregoing, Executive shall not be prevented from (i) investing in or owning up to two percent (2%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (ii) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.

6.02           Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company’s confidential information which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s confidential information and to protect other employees who depend on the Company for regular employment, Executive agrees that he will not in any way use any of said confidential information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.

6.03           Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any Affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an Affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of the Company or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6.03 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an Affiliate, or (b) such Invention results from work performed by Executive for the Company.

6.04           Non-Disparagement. For a period commencing on the Commencement Date and continuing indefinitely, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.

6.05           Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.06           Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding section 9.01 hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

ARTICLE VII
Assignment

7.01           Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and shall relieve the Company of its obligations hereunder if the assignment is pursuant to a Change in Control (as defined herein).  Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

7.02           Change of Control. A  “Change in Control” shall be deemed to have occurred at such time as (i) any person or entity (or person or entities which are affiliated or acting as a group or otherwise in concert) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company (other than shareholders which own greater than fifty percent (50%) of the stock of the Company as of the effective date of this Agreement); (ii) the shareholders of the Company approve any merger or consolidation as a result of which its equity interests shall be changed, converted, or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets or earning power of the Company; or (iii) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately before the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors or the equivalent of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred as a result of the sale or transfer of equity interests of the Company to an employee benefit plan sponsored by the Company or an affiliate thereof or if the new employer offers to employ the Executive on substantially the same terms and conditions as set forth in this Agreement (except that the Base shall not be reduced below the then-existing Base)

ARTICLE VIII
Entire Agreement

This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives.  Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement.  This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX
Applicable Law; Miscellaneous

9.01           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in Houston, Texas.  Notwithstanding the foregoing, at the sole option of the Company, all controversies under this Agreement may be subject to resolution by arbitration.  Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (i) all questions relating to the interpretation or breach of this Agreement; (ii) all questions relating to any representations, negotiations, and other proceedings leading to the execution of this Agreement; and (iii) all questions as to whether the right to arbitrate any such question exists.  Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the tribunal’s determination of the merits of the controversy).  The tribunal shall have authority to make the final determination of the rights of the parties, including authority to make permanent, modify, or dissolve any judicial order granting such provisional relief.  The Company, if it desires arbitration, shall so notify the other parties, identifying in reasonable detail the matters to be arbitrated and the relief sought.  Arbitration shall be before a three-person tribunal of neutral arbitrators, consisting of attorneys with at least ten (10) years’ experience in commercial law. The American Arbitration Association (“AAA”) shall submit a list of persons meeting the criteria outlined above, and the parties shall mutually agree upon the three arbitrators. If the parties fail to select arbitrators as required above within twenty (20) days after delivery of notice from the party desiring arbitration, the AAA shall appoint the arbitrator or arbitrators that have not been selected by the parties. The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. All matters arbitrated hereunder shall be arbitrated in Houston, Texas, and shall be governed by Texas law, exclusive of its conflicts-of-laws rules.  The arbitrators shall conduct a hearing no later than sixty (60) days after designation of the tribunal, and a decision shall be rendered by the arbitrators within thirty (30) days after the hearing.  At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.  Any award entered shall be made by a written opinion stating the reasons for the award made.  The arbitrators may award legal or equitable relief, including but not limited to specific performance.  The arbitrators are not empowered to award damages in excess of compensatory damages, and each party irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration.  This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party.  The parties agree to abide by all awards rendered in such proceedings.  Such awards shall be final and binding on all parties.  Each party shall continue to perform its obligations under this Agreement pending conclusion of the arbitration.  No party shall be considered in default hereunder during the pendency of arbitration proceedings relating to such default. The arbitrators’ fees and other costs of the arbitration shall be borne by the party against which the award is rendered, except as the arbitration panel may otherwise provide in its written opinion.

9.02           Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03           Indemnification of Executive. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof.  The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of Executive, including any modification or limitation of any directors and officers liability insurance policy.

9.04           Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.05           Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.07           Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

Flotation Technologies, Inc.

By:____________________________________

Name:__________________________________

Title:___________________________________

EXECUTIVE:

/s/ David A. Capotosto
David A. Capotosto

FOR ACKNOWLEDGMENT PURPOSES ONLY:

Deep Down, Inc.

By:  /s/ Ronald E. Smith
       Ronald E. Smith
       Chief Executive Officer

[Signature Page to Employment Agreement between Flotation Technologies, Inc. and David A. Capotosto]